Pricing Supplement No.   7    Dated    8/7/1997
(To Prospectus dated July 23, 1997 and
 Prospectus Supplement dated August 4, 1997)                     Rule 424(b)(2)
                                                             File No. 333-29433


                           OLD NATIONAL BANCORP
 Medium-Term Notes Due Nine Months or More from Date of Issue - Fixed Rate
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Principal Amount: $5,000,000.00
Interest Rate:6.40%
Issue Price: 100%
Agent's Discount or Commission: 0.20%
Original Issue Date: 8/12/97
Stated Maturity Date:1/15/00
Net Proceeds to Issuer: $4,990,000.00
CUSIP No. 68003QAX4
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Interest Payment Dates:

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:  ______%
    Annual Redemption Percentage Reduction: ______% until Redemption Price is 100% of the principal amount.

Optional Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Optional Repayment Date(s):
    Repayment Price:  100%

Original Issue Discount:   [ ]     Yes   [X]No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form:   [X]      Book-Entry    [ ]Certificated

The Agent, NatCity Investments, Inc., is acting in the capacity as indicated below:
 [ ] Agent       [X]     Principal

If as principal:
[X] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ] The Notes are being offered at a fixed initial public offering price of
    ______% of principal amount.

If as Agent:
 The Notes are being offered at a fixed initial public offering price of % of principal amount.

Other Provisions: